SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         THE BLACK & DECKER CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

--------------------------------------------------------------------------------
[BLACK & DECKER LOGO APPEARS HERE]
--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The 1998 Annual Meeting of Stockholders of The Black & Decker Corporation will be held at the Radisson Riverfront Hotel, 2 Tenth Street, Augusta, Georgia 30901, on April 28, 1998, at 8:30 a.m., for the following purposes:

1.    To elect eight directors to serve until the next annual meeting;

2.    To approve the proposal to amend The Black & Decker 1996 Stock Option
      Plan;

3. To approve the proposal to adopt The Black & Decker Non-Employee Directors Stock Plan;

4. To approve the selection of Ernst & Young LLP as Black & Decker's independent accountants;

5. To consider a stockholder proposal that is opposed by the Board of Directors; and

6.    To conduct any other business properly brought before the meeting.

      Stockholders of record at the close of business on February 19, 1998, will be entitled to vote at the meeting or any adjournments of the meeting.

      Your vote is important. Whether you plan to attend or not, we encourage you to read this Proxy Statement, and sign, date, and return your proxy in the envelope provided. Your Board of Directors recommends a vote "for" each of the nominees included in the Proxy Statement and "for" proposals 2 through 4 and a vote "against" the stockholder proposal.

By Order of the Board of Directors

/s/ Barbara B. Lucas
---------------------------------------
Barbara B. Lucas
Senior Vice President -- Public Affairs
   and Corporate Secretary
March 3, 1998

PROXY STATEMENT

      The Notice of Annual Meeting, this Proxy Statement, and the enclosed Proxy and Annual Report of The Black & Decker Corporation ("Black & Decker"), including the Consolidated Financial Statements for the year ended December 31, 1997, will be mailed beginning March 3, 1998, to stockholders of record at the close of business on February 19, 1998 (the "Record Date"). The Board of Directors is soliciting proxies to be voted at the 1998 Annual Meeting of Stockholders to be held at the Radisson Riverfront Hotel, 2 Tenth Street, Augusta, Georgia 30901, on April 28, 1998, at 8:30 a.m. You may revoke your proxy at any time before it is exercised: (1) by delivering written notice of revocation to Black & Decker's Corporate Secretary; (2) by delivering another proxy that is properly signed and has a later date; or (3) by voting in person at the meeting.

      Upon request, Black & Decker will supply proxy materials to brokerage houses and other custodians, nominees, and fiduciaries for distribution to beneficial owners of outstanding shares of Black & Decker's common stock and will reimburse them for their distribution expenses. Black & Decker has hired a proxy solicitation firm, D. F. King & Co., Inc., to assist it in the solicitation of proxies and has agreed to pay D. F. King approximately $13,000 and to reimburse its expenses. The solicitation of proxies is being made by mail, and also may be made by telephone or telecopy by Black & Decker employees and representatives of D. F. King.

      Black & Decker's principal executive office is at 701 East Joppa Road, Towson, Maryland 21286, and its telephone number is 410-716-3900.

Voting Securities

      On the Record Date, there were 95,269,445 shares of common stock outstanding held by 19,183 stockholders of record. Each share of common stock is entitled to one vote. The election of directors and all other matters submitted to a vote at the meeting will be decided by a majority of all votes cast in person or by proxy. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. For all purposes other than the proposals to approve the amendment of The Black & Decker 1996 Stock Option Plan (the "1996 Plan") and to approve The Black & Decker Non-Employee Directors Stock Plan (the "Directors Stock Plan"), abstentions will not be considered as votes cast in determining whether a matter has been approved by the stockholders. For purposes of the proposal to approve the amendment of the 1996 Plan and to approve the Directors Stock Plan, abstentions will be considered as votes cast and will have the same effect as votes against the proposals. If a broker, other record holder, or nominee indicates on a proxy that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and will not affect the outcome of the vote.

      On the Record Date, to the best of Black & Decker's knowledge, no one other than those shown in the following table beneficially owned more than 5% of the outstanding shares of common stock.

---------------------------------------------------------------------------------------------------------------------------
                                             Title of                 Amount of          Percent of
       Name                                   Class              Beneficial Ownership        Class
---------------------------------------------------------------------------------------------------------------------------
Newell Co.(1)                              Common stock           7,862,300 shares            8.3%
Newell Investments Inc.
29 East Stephenson Street
Freeport, Illinois 61032

FMR Corp.(2)                               Common stock           9,428,916 shares(3)         9.9%
82 Devonshire Street
Boston, Massachusetts 02109

Harris Associates L.P.(4)                  Common stock           12,303,825 shares(5)       12.9%
Two North LaSalle Street-Suite 500
Chicago, Illinois 60602-3790
---------------------------------------------------------------------------------------------------------------------------

      (1) Based on the Schedule 13D, as amended, filed with the Securities and Exchange Commission, and other information provided to Black & Decker by Newell and its wholly owned subsidiary, Newell Investments Inc.

      (2) The Schedule 13G filed by FMR Corp. included Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., as reporting persons. According to the Schedule 13G, as amended, FMR Corp. has sole voting power for 423,416 shares and sole investment power for 9,428,916 shares.

      (3) Includes 5,919,800 shares (or 6.2% of outstanding common stock) owned by Fidelity Magellan Fund, an investment company registered under Section 8 of the Investment Company Act of 1940. Also includes 9,005,500 shares (or 9.5% of outstanding common stock) beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

      (4) The Schedule 13G, as amended, filed by Harris Associates L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, included Harris Associates, Inc., the sole general partner of Harris Associates L.P., as a reporting person. According to the Schedule 13G, as amended, Harris Associates L.P. has shared voting power for all shares, shared investment power for 8,595,200 shares and sole investment power for 3,708,625 shares.

      (5) Includes 8,203,300 shares (or 8.6% of outstanding common stock) owned by the Oakmark Fund, a series of Harris Associates Investment Trust.

Election of Directors

      Eight directors will be elected to hold office until their successors are elected and qualified. Unless otherwise specified, proxies received will be voted for the election of the following persons:

[PHOTOGRAPH HERE]       Nolan D. Archibald
                        Chairman, President, and Chief Executive Officer
                        The Black & Decker Corporation

                              Mr. Archibald received an undergraduate degree
                        from Weber State University in 1968 and a master of business administration degree from the Harvard Graduate School of Business in 1970. After serving in various executive positions with Conroy, Inc., Mr. Archibald became vice president of marketing for the Airstream Division of Beatrice Companies, Inc. in 1977. His subsequent positions at Beatrice included president of Del Mar Window Coverings, president of Stiffel Lamp Company, and president of the Home Products Division. In 1983, he was elected a senior vice president of Beatrice and president of the Consumer & Commercial Products Group. Mr. Archibald left Beatrice and was elected president and chief operating officer of Black & Decker in 1985 and chief executive officer in 1986. Since then, he has been elected to the additional position of chairman.

                              Mr. Archibald, who is 54, was first elected a
                        director of Black & Decker in 1985. In addition, he serves as a director of Brunswick Corporation and as a trustee of The Johns Hopkins University.

[PHOTOGRAPH HERE]       Norman R. Augustine
                        Chairman
                        Lockheed Martin Corporation

                              Mr. Augustine received a bachelor of science
                        degree in 1957 and a master of science in 1959, both in aeronautical engineering, from Princeton University. After serving in various capacities with Douglas Aircraft Company, Vought Missiles and Space Company, and the United States Department of Defense, Mr. Augustine joined Martin Marietta Corporation, a predecessor of Lockheed Martin Corporation, in 1977 as vice president of Aerospace Technical Operations, became a director in 1986, and rose to the position of chairman and chief executive officer in 1988. Following the merger of Martin Marietta and Lockheed Corporation in 1995, he served as president of Lockheed Martin Corporation and later as chairman and chief executive officer. He remains chairman of Lockheed Martin Corporation, having relinquished the position of chief executive officer in August 1997. He is also a professor at Princeton University.

                              Mr. Augustine, who is 62, was first elected a
                        director of Black & Decker in April 1997. In addition, he serves as a director of Phillips Petroleum Company and Procter & Gamble Co.

[PHOTOGRAPH HERE]       Barbara L. Bowles
                        President and Chief Executive Officer
                        The Kenwood Group, Inc.

                              Ms. Bowles received an undergraduate degree from
                        Fisk University in 1968 and a master of business administration degree from the University of Chicago in 1971. Following graduation, she held various positions at First National Bank of Chicago, including vice president of trust investments. From 1981 to 1984, Ms. Bowles was assistant vice president and director of investor relations for Beatrice Companies, Inc. In 1984, she joined Kraft, Inc., where she served as corporate vice president until 1989. Ms. Bowles is currently president of The Kenwood Group, Inc., an equity advisory firm that she founded in 1989.

                              Ms. Bowles, who is 50, was first elected a
                        director of Black & Decker in 1993. In addition, she serves as a director of Hyde Park Bank and Trust Company, Fort James Corporation, the Chicago Urban League, and the Children's Memorial Hospital of Chicago.

[PHOTOGRAPH HERE]       Malcolm Candlish
                        Chairman
                        First Alert, Inc.

                              Mr. Candlish received an undergraduate degree from
                        the London School of Economics in 1956. After holding marketing positions with the Beecham Group in London and Brazil and with Colgate-Palmolive in New York, Mr. Candlish worked for McKinsey & Company, Inc. from 1965 to 1977 in numerous locations around the world and was elected a partner in 1971. From 1977 to 1983, he held various positions with Wilson Sporting Goods, including vice president and general manager of the International Division, senior vice president of marketing, and president. He then served six years as president and chief executive officer of Samsonite Corporation. In 1989, Mr. Candlish joined Sealy, Inc. as president and chief operating officer, and shortly thereafter was named chief executive officer and chairman. In 1992, Mr. Candlish left Sealy, Inc. and was elected a director, chairman, and chief executive officer of First Alert, Inc., a manufacturer of home safety products. He relinquished the position of chief executive officer in 1996, but remains chairman.

                              Mr. Candlish, who is 62, was first elected a
                        director of Black & Decker in 1991. In addition, he serves as a director of American Mutual Life Assurance Company.

[PHOTOGRAPH HERE]       Alonzo G. Decker, Jr.
                        Honorary Chairman
                        The Black & Decker Corporation

                              Mr. Decker was first employed by Black & Decker in
                        1922. In 1929, he received a degree in electrical engineering (E.E.) from Cornell University and joined Black & Decker on a full-time basis in 1930, concentrating most of his activities in engineering, research, and manufacturing. In 1940, Mr. Decker became vice president of manufacturing and was elected a director of Black & Decker. He became executive vice president in 1956 and, in 1960, was elected president. He became chief executive officer in 1964 and, in 1968, was elected to the additional position of chairman. Mr. Decker relinquished his positions as president in 1972, as chief executive officer in 1975, and as chairman in 1979. He continues to serve on a part-time basis in an advisory and consulting capacity.

                              Mr. Decker, who is 90, serves as a trustee of The
                        Maryland Institute, College of Art. In addition, he serves as a member of the Board of Visitors and Governors of Washington College and as a trustee emeritus of The Johns Hopkins University.

[PHOTOGRAPH HERE]       Anthony Luiso
                        Executive Vice President
                        Tri Valley Growers

                              Mr. Luiso received an undergraduate degree from
                        Iona College in 1967 and a master of business administration degree in 1982 from the University of Chicago. Upon graduation from college, he was employed by Arthur Andersen & Co. and, in 1971, joined Beatrice Companies, Inc. Mr. Luiso held various positions at Beatrice, including president and chief operating officer of the International Food Division and president and chief operating officer of Beatrice U.S. Food. Mr. Luiso left Beatrice in 1986 to become group vice president and chief operating officer of the Foodservice Group of International Multifoods Corporation and served as chairman, president, and chief executive officer of that corporation until 1996. He currently is the executive vice president of Tri Valley Growers, a leading agricultural cooperative engaged in food processing and marketing.

                              Mr. Luiso, who is 54, was first elected a director
                        of Black & Decker in 1988.

[PHOTOGRAPH HERE]       Mark H. Willes
                        Chairman, President, and Chief Executive Officer
                        The Times Mirror Company and
                        Publisher, The Los Angeles Times

                              Mr. Willes received an undergraduate degree from
                        Columbia College in 1963 and a doctorate from Columbia Graduate School of Business in 1967. He was Assistant Professor of Finance and Visiting Lecturer at the Wharton School of Finance and Commerce of the University of Pennsylvania from 1967 to 1971. In 1971, Mr. Willes joined the Philadelphia Federal Reserve Bank, where he held a number of positions, including director of research and first vice president. He was president of the Federal Reserve Bank of Minneapolis from 1977 to 1980. He joined General Mills, Inc. in 1980 as executive vice president and chief financial officer, was elected president, chief operating officer, and a director of General Mills in 1985, and was elected vice chairman in 1992. In 1995, Mr. Willes was elected a director, president, and chief executive officer of The Times Mirror Company, a national news and information company, and, in 1996, was elected to the additional post of chairman. In 1997, he also became publisher of The Los Angeles Times.

                              Mr. Willes, who is 56, was first elected a
                        director of Black & Decker in 1990. In addition, he serves as a director of The Talbots, Inc.

[PHOTOGRAPH HERE]       M. Cabell Woodward, Jr.
                        Retired Vice Chairman and Chief Financial Officer
                        ITT Corporation

                              Mr. Woodward received an undergraduate degree from
                        Princeton University in 1951 and a master of business administration degree from New York University in 1962. He began his career as a financial officer at Hanover Bank. In 1961, he joined Continental Baking Company as assistant treasurer and later was elected vice president-finance and a director. He was appointed executive vice president of Continental in 1969 and, later that year, was named president and chief executive officer. In 1978, Mr. Woodward was elected executive vice president and chief financial officer of ITT Corporation. Two years later, he was elected a director and, in 1985, was elected a vice chairman and served in that capacity until his retirement in 1993.

                              Mr. Woodward, who is 69, was first elected a
                        director of Black & Decker in 1993. In addition, he serves as a director of CVS Corporation and Footstar, Inc., and as a trustee of a management investment company sponsored by PaineWebber, Incorporated.

Board of Directors

      Set forth below under "Compensation of Directors" is a description of the compensation arrangements and benefits Black & Decker currently provides to its directors. Black & Decker proposes to amend the retainer and stock option arrangements with its directors, discontinue meeting fees, close the retirement plan for directors elected after 1993, and discontinue director emeritus arrangements. For a description of the changes Black & Decker proposes, see the discussion below under the heading "Proposed Changes to Compensation of Directors."

      Compensation of Directors. Currently, directors who are not full-time employees of Black & Decker receive an annual retainer of $30,000. Directors also receive a fee of $1,500 for each Board of Directors or Board committee meeting that they attend and are reimbursed for related expenses. In addition, each committee chairman receives an annual retainer of $5,000. All or part of these retainers and fees may be deferred. Deferred amounts earn interest at the rate earned on employee contributions under the Thrift Feature of The Black & Decker Retirement Savings Plan (the "Retirement Savings Plan"). Under the 1995 Stock Option Plan for Non-Employee Directors (the "Directors Stock Option Plan"), directors who are not full-time employees of Black & Decker receive options to purchase 2,000 shares of common stock when they become directors, and options to purchase 1,500 shares upon each re-election. The option exercise price is the market price on the date of grant. Options become exercisable one year from the date of the grant and remain exercisable until the tenth anniversary of the date of the grant. Black & Decker provides $100,000 of term life insurance for each director who is not an employee and $200,000 of accident insurance coverage during each day that a director is traveling in connection with Black & Decker's business. Mr. Decker is employed by Black & Decker as a part-time employee/consultant at an annual rate of $150,000 to provide consulting and advisory services that the Board or the president of Black & Decker may request.

      The Board may designate a retired director as a director emeritus for each of the first three years following the director's retirement. A director emeritus generally is a director for all purposes, except that he or she is not counted for quorum purposes, may not vote, and receives an annual retainer fee of $15,000 instead of $30,000. No one is currently serving as director emeritus. Black & Decker currently provides retirement benefits to a director who was first elected prior to 1994, retires after having served for five or more years, and has not accepted election as a director emeritus. The annual amount of the benefit is $15,000 (one-half of the annual retainer on the date the Plan was closed). Retirement benefits are paid in monthly installments to the director or the director's surviving spouse until: (1) the number of monthly payments made equals the number of months of service by the director; (2) 120 monthly payments have been made; or (3) the last day of the month following the death of the individual entitled to the payments, whichever occurs first. The retirement benefit is based only on service as a non-employee director, and no director elected after 1993 may participate.

      During 1997, the Board met five times, and all directors attended more than 75% of the total number of meetings of the Board and Board committees on which they served.

      Proposed Changes to Compensation of Directors. To align the interests of directors more closely with those of the stockholders, the Board of Directors proposes to change the manner in which directors are compensated. In lieu of the cash retainers and meeting fees described above, under the Directors Stock Plan, directors would receive an annual retainer of 500 shares of common stock and cash in an amount equal to the value of 500 shares, with committee chairpersons being entitled to an additional 50 shares and cash in an amount equal to the value of 50 shares. No separate meeting fees would be paid and directors would have the option of receiving their cash fees in shares or deferring all or a portion of their fees into "phantom shares." For additional information about the Directors Stock Plan, see the discussion under the heading "Proposal to Adopt The Black & Decker Non-Employee Directors Stock Plan." Subject to the stockholders approval of the Directors Stock Plan, the Board has amended the Directors Stock Option Plan to increase the number of shares subject to options granted to directors at the time they are first elected from 2,000 to 2,500 and at each subsequent reelection from 1,500 to 2,500.

      As part of the changes in compensating directors, the Board has amended the retirement plan for non-employee directors to close it to directors elected after December 31, 1993.

      Committees. The Board of Directors has four committees: Executive, Organization, Audit, and Finance. All committees other than the Executive Committee are composed of non-employee directors.

      Executive Committee. The Executive Committee, which is currently composed of Alonzo G. Decker, Jr. (Chairman), Nolan D. Archibald, Malcolm Candlish, Anthony Luiso, and Mark H. Willes, did not meet during 1997. The Executive Committee meets when required during intervals between meetings of the Board of Directors and has authority to exercise all of the powers of the Board except as limited by the Maryland General Corporation Law.

      Audit Committee. The Audit Committee, which is currently composed of Malcolm Candlish (Chairman), Norman R. Augustine, Barbara L. Bowles, and M. Cabell Woodward, Jr., met three times during 1997. Its functions include: (1) making recommendations to the Board of Directors regarding the selection of independent accountants; (2) approving the selection of and changes in the independent accountants selected by Black & Decker's subsidiaries; (3) conferring with the independent accountants to review their fees, the scope of their prospective annual audit, and the results of their work; (4) reviewing financial statements; (5) serving as a channel of communications between the Board and management, internal auditors, and the independent accountants; (6) reviewing the adequacy of internal auditing, accounting, and financial controls and procedures; and (7) approving the nature and scope of non-audit services performed by the independent accountants.

      Finance Committee. The Finance Committee, which is currently composed of Anthony Luiso (Chairman), Norman R. Augustine, Barbara L. Bowles, and Malcolm Candlish, met five times during 1997. Its functions include: (1) reviewing financial policies and procedures, operating and financial results, capital expenditures, operating budgets, and proposals for corporate financing, including the issuance and sale of Black & Decker's securities; (2) approving borrowings having a term in excess of one year; (3) making dividend recommendations to the Board of Directors; (4) reviewing certain acquisitions, mergers, divestitures, dispositions of real estate, and foreign currency movements and exposures; and (5) overseeing the pension plans of Black & Decker and its subsidiaries.

      Organization Committee. The Organization Committee, which is currently composed of Mark H. Willes (Chairman), Anthony Luiso, and M. Cabell Woodward, Jr., met five times during 1997. Its functions include: (1) reviewing management structure and performance; (2) recommending the election or removal of officers;
(3) reviewing the job performance of the elected officers; (4) recommending salaries and benefits for principal corporate officers; and (5) administering incentive compensation plans and stock option plans.

      The Organization Committee also is responsible for: (1) proposing to the Board of Directors a slate of nominees for election as directors at the annual meeting of stockholders; (2) recommending candidates to fill Board vacancies between annual meetings of stockholders; (3) nominating annually a slate of officers and members of the standing committees of the Board; (4) reviewing and recommending changes in Board composition; and (5) handling problems of continuing fitness of individual directors. In performing its nominating function, the Organization Committee will consider nominees recommended by stockholders.

      A director may not serve on the Organization Committee if the director is or was an employee of Black & Decker, is receiving compensation from Black & Decker in any capacity other than as a director, or is an employee or principal of an advisor, consultant or significant customer or supplier to Black & Decker.

      Nomination of Directors. Only persons nominated in accordance with Black & Decker's By-Laws are eligible for election as directors. Nominations may be made at the meeting by the Board of Directors or any nominating committee or person appointed by the Board or by any stockholder who is entitled to vote and follows the procedures described below.

      A stockholder may nominate a person for election as a director by sending a written notice to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286, that is received not less than 70 days nor more than 90 days prior to the meeting. (If Black & Decker provides less than 80 days' notice of the date of the meeting, the stockholder's notice must be received no later than the close of business on the 10th day after the meeting notice was mailed or the public disclosure was made, whichever occurred first.) The stockholder's notice must include: (1) the name, age, business address, and residence address of the person whom the stockholder proposes to nominate; (2) the principal occupation or employment of that person; (3) the number of shares of common stock owned by that person; and (4) any other information relating to that person that is required to be disclosed in solicitations for proxies for election of directors according to Rule 14a under the Securities Exchange Act of 1934 (the "Exchange List"). The stockholder must include the stockholder's name and address and the number of shares of common stock owned. Black & Decker may require any proposed nominee to furnish other information that may be required to determine the nominee's eligibility to serve as a director.

      If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, the chairman will announce this at the meeting, and the nomination will be disregarded.

Section 16(a) Beneficial Ownership Reporting Compliance

      The rules of the Securities and Exchange Commission require that Black & Decker disclose late filings of reports of stock ownership, or changes in ownership, by its directors, officers, and 10% stockholders. Based on its review of the copies of forms it received, or written representations from reporting persons that they were not required to file a Form 5, Black & Decker believes that, during 1997, all reports required under Section 16(a) of the Securities Exchange Act of 1934 for its executive officers, directors, and 10% stockholders were filed on a timely basis.

Security Ownership of Management

      The following table shows the number of shares of Black & Decker common stock beneficially owned on the Record Date by each of Black & Decker's directors, nominees, and named executive officers and by all current directors and executive officers as a group. Other than Mr. Archibald, who beneficially owns 2.0% of the common stock, each of the directors and named executive officers beneficially owns less than 1% of the common stock, and all current directors and executive officers as a group beneficially own 3.0% of the common stock. These figures include shares of common stock that directors and executive officers have the right to acquire within 60 days of the Record Date by exercising stock options.

========================================================================================
                                                                 Number of Shares
       Name                                                     Beneficially Owned
========================================================================================
  Nolan D. Archibald                                                  1,945,628 (1)
----------------------------------------------------------------------------------------
  Norman R. Augustine                                                     5,000 (2)
----------------------------------------------------------------------------------------
  Barbara L. Bowles                                                       4,500 (3)
----------------------------------------------------------------------------------------
  Malcolm Candlish                                                        8,150 (3,4)
----------------------------------------------------------------------------------------
  Alonzo G. Decker, Jr.                                                 272,961 (3,5)
----------------------------------------------------------------------------------------
  Charles E. Fenton                                                      62,044 (6)
----------------------------------------------------------------------------------------
  Joseph Galli                                                          161,087 (7)
----------------------------------------------------------------------------------------
  Dennis G. Heiner                                                       63,426 (8)
----------------------------------------------------------------------------------------
  Anthony Luiso                                                           8,500 (3)
----------------------------------------------------------------------------------------
  Thomas M. Schoewe                                                     112,029 (9)
----------------------------------------------------------------------------------------
  Mark H. Willes                                                          7,730 (3,10)
----------------------------------------------------------------------------------------
  M. Cabell Woodward, Jr.                                                 7,500 (3)
----------------------------------------------------------------------------------------
  All Directors and Executive Officers as a Group (25 persons)        2,914,086 (11)
========================================================================================

      (1) Includes 1,610,000 shares that may be acquired within 60 days of the Record Date by exercising stock options. Mr. Archibald owns 335,628 shares, of which 2,628 shares are held under the Retirement Savings Plan and 15,240 shares are held by a family partnership over which he has voting and investment power.

      (2) Also has the right to acquire 2,000 shares of common stock within 60 days of the date of this Proxy Statement.

      (3) Includes 3,500 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan. Each of these directors has the right to acquire an additional 1,500 shares of common stock within 60 days of the date of this Proxy Statement.

      (4) Owned by a revocable trust over which he has voting and investment power in his capacity as a settlor and a trustee.

      (5) Includes 111 shares held under the Retirement Savings Plan, 3,339 shares held directly by his spouse, and 150,000 shares held by two trusts of which he is one of two trustees.

      (6) Includes 1,435 shares held under the Retirement Savings Plan and 41,750 shares that may be acquired within 60 days of the Record Date by exercising stock options.

      (7) Includes 1,546 shares held under the Retirement Savings Plan and 146,100 shares that may be acquired within 60 days of the Record Date by exercising stock options.

      (8) Includes 2,018 shares held under the Retirement Savings Plan and 38,750 shares represent that may be acquired within 60 days of the Record Date by exercising stock options.

      (9) Includes 1,682 shares held under the Retirement Savings Plan, 90,000 shares that may be acquired within 60 days of the Record Date by exercising stock options.

      (10) Includes 4,230 shares owned jointly with his spouse.

      (11) Includes 21,802 shares held for the account of the executive officers under the Retirement Savings Plan and 2,127,925 shares that directors and executive officers have the right to acquire within 60 days of the Record Date by exercising stock options.

      The information provided in the table is based on information received from the directors and executive officers. The inclusion of shares in the table is not an admission of beneficial ownership by the director or executive officer next to whose name the shares appear. Unless otherwise indicated in a footnote, the director or executive officer had sole voting and investment power over the shares.

      The Board of Directors has adopted a stock ownership policy for executive officers, the primary purpose of which is to strike a balance between the objectives of stock ownership and individual financial planning. The policy provides for minimum share ownership targets ranging from shares having a market value of one times an executive officer's base salary to four times the base salary of the chief executive officer. Until the minimum share ownership target is met, an executive officer is expected to retain at least 50% of the net shares received under the Performance Equity Plan and upon exercise of stock options. The policy does not apply to executive officers who are 60 years of age or older.

Executive Compensation

      The following tables and text summarize, in accordance with regulations of the Securities and Exchange Commission, Black & Decker's compensation of its executive officers.

      Summary Compensation. The following table shows a three-year history for Black & Decker's compensation of its chief executive officer and the four other most highly compensated executive officers based on total annual salary and bonus for 1997.

===========================================================================================================================
                                                                                   Long-Term
                                             Annual Compensation                 Compensation
                                       ------------------------------      -----------------------
                                                                             Awards        Payouts
                                                                             ------        -------
                                                                Other      Securities
                                                               Annual      Underlying                  All Other
                                                               Compen-      Options/                    Compen-
Name and Principal Position   Year     Salary       Bonus      sation         SARs      LTIP Payouts    sation
===========================================================================================================================
Nolan D. Archibald--          1997    $900,000  $1,800,000   $ 156,728(a)   100,000     $1,906,740     $109,578(b)
Chairman, President, and      1996     900,000   1,422,000   2,894,345(c)        --      1,391,250       74,088
Chief Executive Officer       1995     838,942     810,000     922,015(d)        --      1,135,011       23,558
---------------------------------------------------------------------------------------------------------------------------
Charles E. Fenton--           1997     331,667     306,000      29,069(e)    25,000        462,257       27,727(f)
Senior Vice President and     1996     315,000     200,000      28,761(e)    30,000        315,615       23,418
General Counsel               1995     298,333     300,000      22,861(e)    25,000        257,457        8,801
---------------------------------------------------------------------------------------------------------------------------
Joseph Galli--                1997     425,000     575,000      29,188(g)    50,000        303,750       25,621(h)
Executive Vice President      1996     350,000     155,000      34,158(g)   330,000        197,558       21,042
                              1995     252,308     262,500      19,956(g)   100,000        127,342        5,964
---------------------------------------------------------------------------------------------------------------------------
Dennis G. Heiner--            1997     350,000     285,000      30,819(i)    25,000        653,771       33,067(j)
Executive Vice President      1996     333,333     255,000      31,989(i)    35,000        477,000       23,826
                              1995     330,000     184,000      26,119(i)        --        389,114       12,123
---------------------------------------------------------------------------------------------------------------------------
Thomas M. Schoewe--           1997     336,667     315,000      28,654(k)    25,000        453,954       22,905(l)
Senior Vice President         1996     304,167     212,000      29,088(k)   100,000        289,082       21,475
and Chief Financial Officer   1995     275,000     206,250      22,005(k)    12,000        139,158        7,207
===========================================================================================================================

      (a) Includes perquisites and other personal benefits of $50,182. The perquisites and other personal benefits included personal use of Black & Decker's plane at an approximate cost to Black & Decker of $19,899 and reimbursement for financial counseling fees of $16,370.

      (b) Includes $4,800 in contributions to the Retirement Savings Plan, $39,918 in life insurance premiums, and $64,860 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.

      (c) The total dollar cost to Black & Decker of the perquisites and other personal benefits received by Mr. Archibald in 1996 did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included. The referenced amount includes $2,797,704 paid to Mr. Archibald in connection with his exercise of 150,000 cash appreciation rights to cover the income tax liability incurred upon exercise of stock options in 1996 in accordance with the terms of options granted to Mr. Archibald in 1986 and commitments made when he was hired in 1985. Mr. Archibald's remaining stock options do not carry this benefit.

      (d) Includes perquisites and other personal benefits of $56,978. The perquisites and other personal benefits included personal use of Black & Decker's plane at an approximate cost to Black & Decker of $31,222 and reimbursement for financial counseling fees of $16,000. In addition, the referenced amount includes $768,885 paid to Mr. Archibald in connection with his exercise of 60,000 cash appreciation rights to cover the income tax liability incurred upon exercise of stock options in 1995 in accordance with the terms of the options granted to Mr. Archibald when he was hired in 1985. Mr. Archibald's remaining stock options do not carry this benefit.

      (e) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Fenton did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.

      (f) Includes $4,000 in contributions to the Retirement Savings Plan, $11,777 in life insurance premiums, and $11,950 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.

      (g) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Galli did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.

      (h) Includes $4,800 in contributions to the Retirement Savings Plan, $8,221 in life insurance premiums, and $12,600 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.

      (i) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Heiner did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.

      (j) Includes $4,800 in contributions to the Retirement Savings Plan, $17,979 in life insurance premiums, and $10,288 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.

      (k) The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Schoewe did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and therefore, is not included.

      (l) Includes $4,800 in contributions to the Retirement Savings Plan, $9,070 in life insurance premiums, and $9,035 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.

      Option/SAR Grants in Last Fiscal Year. The following table shows information about grants of stock options to named executive officers under Black & Decker's stock option plans during 1997. No stock appreciation rights ("SARs") were granted to executive officers during 1997.

===========================================================================================================================
                                                                           Potential Realized Value at
                                                                             Assumed Annual Rates of
                                                                            Stock Price Appreciation
                             Individual Grants                                   for Option Term
===========================================================================================================================
                          Number of    % of Total
                         Securities   Options/SARs
                         Underlying    Granted to  Exercise
                        Options/SARs  Employees in  or Base   Expiration
Name                       Granted     Fiscal Year   Price       Date          5%           10%
===========================================================================================================================
Nolan D. Archibald         100,000        8.4%       $38.00    12/10/07    $2,389,800    $6,056,220
Charles E. Fenton           25,000        2.1%        38.00    12/10/07       597,450     1,514,050
Joseph Galli                50,000        4.2%        38.00    12/10/07     1,194,900     3,028,110
Dennis G. Heiner            25,000        2.1%        38.00    12/10/07       597,450     1,514,050
Thomas M. Schoewe           25,000        2.1%        38.00    12/10/07       597,450     1,514,050
===========================================================================================================================

      These stock options have an exercise price equal to the fair market value of common stock on the date of grant and become exercisable in four equal annual installments beginning 12 months after the date of grant. They also include a limited stock appreciation right: upon a change in control, the stock options would be canceled, and the holder would be entitled to a cash payment equal to the difference between the market value of common stock and the exercise price of each of the outstanding options.

      Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values. The following table lists information regarding the stock options exercised by Black & Decker's named executive officers during 1997 and the number and value of unexercised stock options at December 31, 1997. The value of unexercised stock options is based on the closing price of $39-1/16 per share of common stock on December 31, 1997, the last trading day of 1997. As of that date, no SARs were outstanding.

=========================================================================================================
                                                  Number of Securities          Value of Unexercised
                                                 Underlying Unexercised            In-the-Money
                                                     Options/SARs at              Options/SARs at
                            Shares                  December 31, 1997            December 31, 1997
                           Acquired     Value   --------------------------   --------------------------
Name                     on Exercise  Realized  Exercisable  Unexercisable   Exercisable  Unexercisable
=========================================================================================================
Nolan D. Archibald              --          --   2,110,000      100,000     $44,294,375    $ 106,250
Charles E. Fenton           25,000    $496,227      41,750       62,250         566,063      300,875
Joseph Galli                 1,400      16,282     146,100      452,500       2,112,181    1,163,906
Dennis G. Heiner                --          --     108,750       51,250       1,893,672      251,328
Thomas M. Schoewe           20,000     521,206      90,000      117,000       1,262,031      566,531
=========================================================================================================

      Long-Term Incentive Plans -- Awards in Last Fiscal Year

=========================================================================================================
                         Number of        Performance or          Estimated Future Payouts Under
                          Shares,       Other Period Until        Non-Stock Price-Based Plans(b)
                      Units or Other       Maturation or     ---------------------------------------
Name                     Rights(a)            Payout         Threshold       Target         Maximum
=========================================================================================================
Nolan D. Archibald        16,634             3 years         $324,883      $649,766        $974,648
Charles E. Fenton          5,387             3 years          105,215       210,430         315,645
Joseph Galli               6,733             3 years          131,504       263,008         394,512
Dennis G. Heiner           5,545             3 years          108,301       216,602         324,902
Thomas M. Schoewe          5,545             3 years          108,301       216,602         324,902
=========================================================================================================

      (a) Each of these awards constitutes a grant under the Performance Equity Plan (the "PEP") of performance units equivalent to shares of common stock in December 1997 for the three-year period commencing January 1, 1998. Cash amounts paid under the PEP during 1997 for outstanding performance units in amounts equal to the dividends that would have been paid if the performance units were in the form of common stock are included in the Other Annual Compensation column of the Summary Compensation Table.

      (b) In accordance with the performance goals established under the PEP for the three-year period ending December 31, 2000, the threshold, target, and maximum awards are equal to 50%, 100%, and 150%, respectively, of the Performance Units granted. The various levels of future payouts will be based upon Black & Decker achieving established earnings-per-share and, in certain cases, return on net assets targets at the end of the three-year performance period. The amounts shown for each named executive officer are based on the closing price of $39-1/16 per share of common stock on December 31, 1997, the last trading day of 1997. The value of any payouts ultimately received will vary depending, among other things, on the price per share of common stock on the date the payouts are made.

      Pension Benefits. The following table shows the estimated annual retirement benefits payable under Black & Decker's pension plans to participating employees, including the executive officers named in the Summary Compensation Table, based on the stated average annual compensation and years of service. Black & Decker maintains non-contributory, tax-qualified defined benefit plans that cover most officers and salaried employees. Tax code provisions limit the annual benefits that may be paid from tax-qualified retirement plans. Black & Decker maintains supplemental plans that cover designated employees and authorize payment outside of the tax-qualified plans of annual benefits in excess of amounts permitted to be paid under the tax-qualified plans. The following table reflects benefits payable under both the tax-qualified plans and the applicable supplemental plans.

PENSION PLAN TABLE

======================================================================================================
                                                  Years of Service
Average Annual     -----------------------------------------------------------------------------------
Compensation           15               20                25                30               35
======================================================================================================
  $  300,000       $ 150,000         $ 150,000        $ 150,000         $ 150,000         $ 150,000
     500,000         250,000           250,000          250,000           250,000           250,000
     750,000         375,000           375,000          375,000           375,000           375,000
   1,000,000         500,000           500,000          500,000           500,000           500,000
   1,250,000         625,000           625,000          625,000           625,000           625,000
   1,500,000         750,000           750,000          750,000           750,000           750,000
   1,750,000         875,000           875,000          875,000           875,000           875,000
   2,000,000       1,000,000         1,000,000        1,000,000         1,000,000         1,000,000
   2,500,000       1,250,000         1,250,000        1,250,000         1,250,000         1,250,000
   3,000,000       1,500,000         1,500,000        1,500,000         1,500,000         1,500,000
   3,500,000       1,750,000         1,750,000        1,750,000         1,750,000         1,750,000
======================================================================================================

      Compensation used in calculating the amounts reflected in the Pension Plan Table is the executive's highest three-year average of base annual salary and bonuses (as reported in the Summary Compensation Table) out of the last five years of employment with Black & Decker. However, in the case of executives covered by certain severance benefits agreements, compensation used under the applicable supplemental plans in calculating the amounts reflected in the Pension Plan Table may be the highest three-year average compensation out of the executive's last five years of employment with Black & Decker before the date of a change in control, if that average is higher. The normal retirement age for pension plan purposes is age 65 and for supplemental plan purposes is age 60 with five years of service.

      The credited years of service for pension purposes as of December 31, 1997, and the estimated years of service at age 60 for each of the executives named in the Summary Compensation Table are as follows:

=========================================================================================================
Name                       Years of Service at December 31, 1997   Years of Service at Normal Retirement
=========================================================================================================
Nolan D. Archibald                         12.25                                17.75
Charles E. Fenton                           8.67                                19.08
Joseph Galli                               17.50                                37.75
Dennis G. Heiner                           12.08                                17.75
Thomas M. Schoewe                          11.92                                26.67
=========================================================================================================

      The Pension Plan Table reflects the annual benefit payable beginning at the participant's 60th birthday in the form of an annuity for the participant's life. Under this option, if a participant dies while receiving benefits, the surviving spouse receives 50% of the monthly benefits for the spouse's life.

      The benefits reflected in the Pension Plan Table are reduced by 100% of the participant's Social Security benefits, certain severance benefits, and any retirement, disability, death, and similar benefits received from Black & Decker or any other employer.

      Severance Benefits and Other Agreements. The terms and conditions of employment of Nolan D. Archibald, Black & Decker's chairman, president, and chief executive officer, are governed by a written employment contract. Mr. Archibald's contract currently provides for an annual salary of $900,000, severance payments on basically the same terms and conditions as stated below in the discussion of severance benefits agreements, and the continuation of substantially all benefits and perquisites for a three-year period or until he obtains substantially equivalent employment.

      In addition to the severance benefits agreements discussed below, Black & Decker has an executive salary continuance plan covering some executives, including Messrs. Fenton, Galli, Heiner, and Schoewe. In the event a covered executive is terminated other than for cause, the executive's compensation and benefits will be continued for a specified period of up to two years or until another position of employment is obtained, whichever occurs first. The compensation and benefits payable under the salary continuance plan will be offset by the compensation and benefits paid or credited to the executive by another employer. Black & Decker will continue to pay the difference between the new compensation and benefits and the executive's base salary and benefits at the time of termination, if higher, for the remainder of the salary continuance period.

      In 1986, Black & Decker entered into severance benefits agreements that provided for payments to be made to certain key management employees who are terminated following a change in control of Black & Decker. These agreements have been amended and restated from time to time, and currently cover approximately 19 employees, including each of the named executive officers. The severance benefits agreements expire on December 31, 2000, unless a change in control occurs prior to that date, in which case the agreements expire 36 months after the date of the change in control. The severance benefits agreements provide for the payment of specified benefits in the event employment terminates under certain circumstances within three years following a change in control. A change in control is deemed to take place whenever: (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 20% or more of the combined voting power of Black & Decker's then-outstanding securities; (2) a significant change in the composition of the Board of Directors occurs; (3) Black & Decker enters into an agreement that would result in a change in control; or (4) the stockholders of Black & Decker approve particular extraordinary transactions.

      Circumstances triggering payment of severance benefits under these agreements include: (1) involuntary termination of employment for reasons other than death, disability, or cause, or (2) voluntary termination by the employee in the event of significant changes in the nature of his or her employment, including reductions in compensation and changes in responsibilities and powers.

      Benefits under the severance benefits agreements generally include: (1) a lump sum severance payment equal to three times the sum of the employee's annual base salary and the Annual Incentive Plan maximum payment; (2) payment of deferred compensation;

(3) maintenance for a period of three additional years of all life, disability, accident, medical, dental, and health insurance benefits substantially similar to those benefits to which the employee was entitled immediately prior to termination; (4) additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code; (5) reimbursement of legal fees and expenses incurred as a result of the termination; and (6) cash payments in lieu of common stock issuable under stock option plans. For these purposes, Annual Incentive Plan maximum payment means the higher of the employee's maximum potential award under the applicable annual incentive plan for a specified base year or any subsequent year.

      The Board of Directors believes that these severance benefits agreements encourage the commitment and availability of key management employees and ensure that they will be able to devote their full attention and energies to the affairs of Black & Decker in the face of potentially disruptive and distracting circumstances in the event of an attempted or actual change in control or an unsolicited takeover. In any such event, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of Black & Decker and its stockholders and to act as the Board may direct without fear of retribution if the change in control occurs. The severance benefits agreements, however, may have the incidental effect of discouraging takeovers and protecting the employees from removal, since the agreements increase the cost that would be incurred by an acquiring company seeking to replace current management.

Organization Committee Report on Executive Compensation

      Recommendations regarding the annual salaries of Black & Decker's executive officers are made by the Organization Committee and submitted to the Board of Directors for approval. The Board did not reject or modify in any material way any of the recommendations of the Committee during 1997. Awards of incentive compensation are made by the Committee under the incentive plans described below and reported to the Board.

      Philosophy and Objectives. Black & Decker seeks to attract and retain top quality executives by providing a competitive, performance-based executive compensation program. The fixed compensation element of the program is intended to be, in the aggregate with other compensation, competitive in the marketplace. The incentive compensation element is designed to focus management on annual and long-term financial performance and on long-term stock price performance, with both annual and long-term objectives and both cash and stock-based rewards. The program reflects Black & Decker's pay-for-performance philosophy and is intended to provide pay commensurate with performance.

      Total payouts under the incentive compensation element of the program vary with Black & Decker's annual and long-term performance against the objectives and targets established under each of the incentive compensation plans and, subject to limitations, with the Committee's subjective evaluation of individual performance.

      Once it is determined that a participant is eligible for payment under the Executive Annual Incentive Plan (the "EAIP") because the threshold earnings per share ("EPS") have been reached and, if applicable, the participant's particular business unit has reached its financial targets, the exact amount of the payment is determined by multiplying the target payment by a payout factor and an individual performance factor. Although the payout factor is determined by a mathematical formula calculated against established objectives, the actual payment is determined following a subjective evaluation of the participant's performance and success in areas deemed to be significant to Black & Decker as a whole or to the particular business unit. This evaluation may result in a payment less than (but not greater than) the amount otherwise payable under the plan.

      The United States Internal Revenue Code limits deductions for certain compensation in excess of $1 million annually paid to specified executive officers of public companies. The Committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining an ability to attract and retain those executives necessary to assist Black & Decker in reaching its goals and objectives. Because the Committee believes that the prudent use of discretion in determining pay level is in the best interest of Black & Decker and its stockholders, under some circumstances (other than under the EAIP and the PEP) the Committee may continue to exercise both positive and negative discretion in determining appropriate amounts of compensation. In those situations, part of the compensation paid may not be deductible.

      Principal Components of Executive Compensation. The principal components of the executive compensation program are base salary, annual and long-term incentive compensation, and stock option incentives.

      Black & Decker's objective is to pay its executive officers base salaries that are sufficient to attract and retain individuals with the qualities believed to be necessary for the long-term financial success of Black & Decker and that are competitive in the marketplace. An individual executive officer's salary level generally is based on tenure, an evaluation of the executive officer's performance during the period in which he or she has been employed, and other special circumstances such as the international nature of Black & Decker's business, overseas assignments, and direct competition for the executive officer's services. The Committee and the Board of Directors generally consider increases in base salary at 14-month intervals for executive officers other than the chief executive officer and at 18-month intervals for the chief executive officer. The Committee and the Board from time to time also consider increases in base salary in connection with significant promotions or increases in the responsibilities of executive officers and when it is necessary to respond to competitive pressures.

      Historically, the Committee has approved annual bonuses based upon a number of factors, including EPS performance against established targets. Individual awards generally have been based upon corporate financial performance (as measured by EPS), business unit performance (as measured by operating income and working capital management against budget, each determined at the business unit level), and a subjective evaluation of individual performance. Target incentive awards then have been multiplied by a payout factor and an individual performance factor. In 1997, for executive officers who were members of the corporate staff, the payout factor was entirely dependent upon actual EPS measured against target. For executive officers with operating responsibility for individual business units, 25% of the payout factor was determined by comparing actual EPS to target, and 75% was determined by comparing business unit operating income and working capital management to target business unit performance in these areas.

      Black & Decker's 1997 EPS exceeded the EPS target established by the Committee at the beginning of the year for purposes of awards under the EAIP. Target incentive awards for 1997 ranged from 35% to 100% of base salary, with maximum awards of 52.5% to 200% of base salary, reflecting the extent to which EPS exceeded the target for the year and the Committee's evaluation of each individual's performance and the performance of the business unit or units for which the individual was responsible. In 1997, nine individuals participated in the EAIP.

      The long-term incentive program is composed of the PEP and stock option plans. The PEP is a stock-based performance plan. PEP units and stock options are granted annually to eligible participants. In the case of stock options, however, approximately 50 individuals have received multi-year grants rather than annual grants. PEP units provide a potential award, generally payable in stock, based on Black & Decker's three-year performance against established EPS and other targets. The targets are established by the Committee at the beginning of each three-year period after consideration of the long-term operating plan. Stock options generally have a 10-year term, are granted at fair market value on the date of grant, include limited stock appreciation rights exercisable in the event of a change in control, and become exercisable in equal annual installments over a four-year period (or, in the case of certain multi-year grants, a five-year period). The number of PEP units or stock options granted to an executive officer for a given period generally is determined by the officer's base salary, with the dollar value of the shares underlying the PEP unit or stock option grant ranging from 25% to 70% of base salary. To maximize the incentive aspects of these programs and focus on those individuals who are in a position to have the greatest effect on Black & Decker's performance, the percentages of base salary increase as responsibility increases.

      The number of PEP units and stock options is not tied to Black & Decker's past performance, since the ultimate value of the benefit depends on future corporate performance and the future market values of Black & Decker's common stock.

      Approximately 440 individuals received stock options in 1997, and 32 individuals received payouts for the three-year PEP performance period that ended on December 31, 1997.

      Compensation of the Chief Executive Officer. Mr. Archibald's base salary was increased to $900,000 in 1995 and has not been changed since then. His annual incentive award of $1,800,000 for 1997 was based on EPS of $2.35. Under the EAIP criteria established at the beginning of 1997, Mr. Archibald was eligible for a target award of 100% of his base salary and a maximum award of 200% of his base salary. Because the actual EPS entitled Mr. Archibald to the maximum award established at the beginning of the year, the award was 200% of his base salary.

      Stock options and PEP awards represent Mr. Archibald's primary long-term incentive opportunity. Coupled with Black & Decker's stock ownership policy for executive officers, which is discussed above under the caption "Security Ownership of Management," these components of the long-term incentive award program are intended to create a strong motivation to develop and implement strategies that lead to consistent and lasting increases in Black & Decker's return to its stockholders.

      In December, the Committee awarded Mr. Archibald 100,000 stock options. This was the first grant of options to Mr. Archibald since 1992. The grant was made to further align his interests with those of stockholders in strategically repositioning Black & Decker. During the year, Mr. Archibald did not exercise any stock options.

      For the three-year performance period that ended on December 31, 1997, Mr. Archibald had been granted 25,109 PEP units. Under the terms of the PEP, participants are entitled to receive up to 150% of the original grant if the established target EPS is exceeded. Because Black & Decker exceeded the established EPS target for this performance period, 37,664 shares were awarded to Mr. Archibald for the period. This number of shares represented an award of 150% of the PEP units initially granted to him for this performance period because the actual EPS entitled him to the maximum award established at the beginning of the performance period. For the three-year performance period beginning January 1, 1998, the Committee granted Mr. Archibald 16,634 PEP units which, if earned, would equal approximately 70% of his current salary based on the stock price on the date of grant.

      Compensation of Other Executive Officers. With the exception of executive officers who received salary increases in connection with their initial election as executive officers or substantial promotions in 1997, the named and other executive officers received salary increases ranging from no raise to a raise of 12.9% during 1997.

      The named and other executive officers (other than Mr. Archibald) received annual incentive awards ranging from zero to $575,000. The incentive awards were determined in a manner consistent with the plans and philosophy described above.

      For the three-year performance period beginning January 1, 1998, the Committee granted PEP units to executive officers (other than Mr. Archibald) based on target percentages of base salary of approximately 25% to 60% in a manner consistent with the philosophy described above. For the three-year performance period that ended on December 31, 1997, the Committee awarded shares to those executive officers participating in the PEP at a level of approximately 150% of the PEP units initially granted for this performance period in a manner consistent with the philosophy described above.

      A number of named and other executive officers received stock option grants during 1997. The level of the stock option grants was determined based on the long-term incentive compensation philosophy described above. Generally the options have a 10-year term, are exercisable at the fair market value of the shares of common stock on the date of grant, include limited stock appreciation rights exercisable in the event of a change in control as defined in the plans, and become exercisable in equal annual installments over a four-year period.

      Access to Competitive Compensation Data. The Committee reviews with management competitive data from recognized national surveys concerning executive compensation levels and practices as part of the process of establishing an appropriate level of overall executive compensation. These surveys include some of the companies that are included in the Peer Group used by Black & Decker in the comparison of five-year cumulative total return set forth below, as well as many other companies not in the Peer Group. The Committee has chosen not to limit the survey information to companies in the Peer Group because the search to attract new executives is not limited to companies within the same industry, and the competition that Black & Decker faces to recruit and retain existing executives comes from companies in many different industries. After reviewing the available competitive data, the Committee evaluates the executive's performance and considers Black & Decker's needs to arrive at individual compensation decisions.

                            Mark H. Willes (Chairman)
                                  Anthony Luiso
                             M. Cabell Woodward, Jr.

Comparison of Five-Year Cumulative Total Return


                          [GRAPH APPEARS HERE]

Black & Decker Corp (BDK)

                                                   Cumulative Total Return
                             --------------------------------------------------------------------
                             12/31/92    12/31/93    12/31/94    12/31/95    12/31/96    12/31/97
Black & Decker Corp   BDK     100.00      111.15      136.23      204.74      177.29      233.00
PEER GROUP (BDK)              100.00      139.20      136.79      175.26      215.48      283.49
S&P 500                       100.00      110.08      111.53      153.45      188.68      251.64


      Assumes $100 invested at the close of business on December 31, 1992, in Black & Decker common stock, Standard & Poor's (S&P) 500 Index, and Peer Group.

      Cumulative total return assumes reinvestment of dividends.

      Peer Group consists of the companies in S&P Hardware and Tools, Value Line Home Appliances, Business Week Machine and Hand Tools, and Fortune Industrial and Farm Equipment. Total return is weighted according to market capitalization of each company at the beginning of each year. A list of each of the companies in the Peer Group will be furnished upon request addressed to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286.

Proposal to Amend The Black & Decker 1996 Stock Option Plan

      Black & Decker's Board of Directors has unanimously approved an amendment to The Black & Decker 1996 Stock Option Plan (the "1996 Plan") to increase the number of shares of common stock reserved for issuance thereunder from 2,400,000 to 5,400,000 and to increase the number of stock appreciation rights that may be issued thereunder from 2,400,000 to 5,400,000 and has recommended the amendment to the stockholders. The Board also has unanimously approved an amendment to the plan to increase the maximum number of options that may be granted to an employee in any calendar year from 100,000 to 300,000 and to increase the maximum number of stock appreciation rights that may be granted to an employee in any calendar year from 100,000 to 300,000.

      As of the Record Date, of the 2,400,000 shares of common stock initially reserved under the plan, 103,700 shares of common stock were available for future grants under the plan. With aggregate annual grants of options averaging 1,112,600 shares over the last three years, the Board believes it is prudent to increase the number of shares available for future grants. In addition, the Board believes that there may be circumstances (including, but not limited to, special awards to existing employees and awards to senior level executive officers as part of a package of benefits offered to induce them to join Black & Decker) in which it would be appropriate to award an individual options to purchase more than 100,000 shares in a calendar year and, therefore, is requesting the flexibility to increase the maximum annual award under the 1996 Plan from 100,000 to 300,000 shares.

      The Board believes that the grant of stock options and stock appreciation rights to officers and key employees of Black & Decker and its subsidiaries is a vital factor in attracting and retaining effective and capable employees who contribute to the growth and success of Black & Decker. Proceeds received by Black & Decker upon exercise of the options and rights granted under the plan are available for general corporate purposes. It is not possible at this time to determine the number or identity of all of the individuals who will be eligible for grants of stock options or stock appreciation rights under the plan on or prior to February 13, 2006.

      Set forth below is a summary of certain of the provisions of the plan and the tax consequences to Black & Decker and employees who receive stock options or stock appreciation rights under the plan.

      Summary of the 1996 Plan. The 1996 Plan is administered by a committee of non-employee members of the Board of Directors (the "Committee"). No member of the Board of Directors who is not also an employee is eligible to participate in the plan.

      The Committee determines who receives options or rights and the number of shares on which options should be granted or upon which rights should be based. Under the plan, the option price or stock appreciation right base value may not be less than the fair market value of the common stock on the date of grant. Fair market value is determined by reference to the selling price of the shares of common stock. Options and rights may not be granted under the plan after February 13, 2006.

      Options and rights extend for a period of 10 years from the date of grant unless a shorter term is established by the Committee at the time of grant. Generally, upon termination of an option or right holder's active employment with Black & Decker and its subsidiaries, his or her options and rights terminate, except that in the case of involuntary termination of employment, the option or right holder is entitled to exercise that portion of the option or right that was exercisable on the date his or her employment terminated for a period of 30 days. If an option or right holder's employment with Black & Decker and its subsidiaries terminates by reason of retirement pursuant to normal Black & Decker policies or death, the retired employee or personal representative of the deceased employee may elect to exercise the option or right within three years of his or her death or termination of employment. In the event an option or right holder involuntarily terminates employment, takes a leave of absence from Black & Decker and its subsidiaries for personal reasons or for military service, or terminates employment by reason of illness or disability or other special circumstance, the Committee may accelerate options or extend the time following termination of employment during which the option holder is entitled to exercise his or her options or rights. In no event may any option be exercised after the expiration of its term. Options are non-transferable and non-assignable except by inheritance or under certain circumstances to certain relatives or their related trusts or other investment vehicles.

      The purchase price for shares of common stock on the exercise of options generally may be paid either in cash, by delivering to Black & Decker shares of common stock that, together with any cash tendered with the shares, equals the full purchase price, or by other "cashless" exercise methods specified in the plan. Permitting stock-for-stock payments or other cashless exercises allows option holders to acquire shares of common stock without incurring the costs that may arise when the exercise price must be paid in cash.

      The plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The plan contains provisions to prevent dilution in the case of stock dividends, stock splits, and changes in the structure of shares of the common stock. The plan may be amended, modified, or discontinued at any time by the Board, except that the Board does not have the power to: (1) revoke or alter the terms of any valid option or right previously granted; (2) increase the number of shares of common stock to be reserved for issuance and sale pursuant to options or rights; (3) decrease the exercise price of options granted or increase the amount of cash or shares of common stock that a rights holder is entitled to receive upon exercise of his or her rights; (4) change the class of employee to whom options or rights may be granted; or (5) provide for options or rights exercisable more than 10 years after the date granted.

      Certain Tax Consequences of the 1996 Plan. The following discussion of the Federal tax consequences of the 1996 Plan is based on the Internal Revenue Code provisions currently in effect, current regulations, and administrative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences on United States citizens and does not consider the potential impact of state tax laws. It is not intended to be a complete discussion of all of the United States income tax consequences of the plan or of all of the requirements that must be satisfied to qualify for the tax treatment described in this discussion. Changes in the law and the regulations may modify the discussion, and, in some cases, changes may be retroactive. In addition, tax consequences may vary depending upon the personal circumstances of individual holders of options and rights and the tax requirements applicable to residents of countries other than the United States.

      An option holder will not recognize income upon the grant of an option under the plan, or at any other time prior to the exercise of the option. Upon exercise of a non-qualified option, the option holder will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the option price of the common stock. This income is subject to withholding and other employment taxes. Black & Decker is entitled to a deduction in a like amount for compensation paid to the option holder. The ordinary income recognized upon exercise of the option constitutes "personal service income" for purposes of Federal income taxes.

      A subsequent taxable disposition of shares of common stock acquired upon exercise of a non-qualified option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the common stock on the date the option was exercised and the amount realized on later disposition. The gain or loss will be long-term if the shares of common stock are held for more than 18 months, mid-term if held for more than 12 months but less than 18 months, and short-term if held for 12 months or less.

      An option holder will not recognize income upon the grant or exercise of an incentive stock option under the plan if no disposition of the common stock acquired pursuant to the option is made within two years from the date the option was granted or within one year after the transfer of common stock to the option holder, and at all times during the period beginning on the date the option was granted and ending on the day three months before the date of exercise, the option holder was an employee of Black & Decker. The difference between the fair market value of the common stock on the date of exercise and the option price, however, is an item of tax preference for purposes of the alternative minimum tax.

      If an option holder who has acquired shares of common stock by the exercise of an incentive stock option makes a taxable disposition of the stock after satisfying the holding period requirements, the option holder generally will recognize a long-term or mid-term capital gain or loss measured by the difference between the option price and the selling price.

      If an option holder who has acquired shares of common stock by the exercise of an incentive stock option makes a taxable disposition of the stock within two years from the date the option was granted or within one year after the transfer of the stock to the option holder, a disqualifying disposition occurs. In that event, the option holder recognizes ordinary income equal to the lesser of the actual gain or the difference between the exercise price and the fair market value of the common stock on the date of exercise. This income is subject to withholding and other employment taxes. If a loss is sustained on such a disposition, the loss will generally be treated as a capital loss. If the amount received on the disqualifying disposition exceeds the fair market value of the common stock on the date of exercise, the excess will generally be either a long-term, mid-term, or short-term capital gain.

      An option holder will not recognize income upon the grant of a stock appreciation right under the plan, or at any other time prior to the exercise of a stock appreciation right. Upon exercise, the stock appreciation right holder will recognize compensation taxable as ordinary income in an amount equal to the stock appreciation right payment (or, if the stock appreciation right is settled in shares, equal to the fair market value of the shares re-ceived). Upon exercise of a limited stock appreciation right, the option or stock appreciation right holder will recognize compensation taxable as ordinary income in an amount equal to the limited stock appreciation right payment. All such income is subject to withholding and other employment taxes.

      Upon a subsequent taxable disposition of shares received upon exercise of a limited stock appreciation right, the holder will recognize a long-term, mid-term, or short-term capital gain or loss measured by the difference between the selling price of the shares and the fair market value of the shares on the date of exercise.

      Proposed Amendment. The proposed amendment to the 1996 Plan would revise the terms of Sections 4:03 and 5:01 to read as follows:

      4:03 No employee may be granted, in any calendar year, Options or Stock Appreciation Rights exceeding 300,000 in the aggregate.

                                    * * * * *

      5:01 There shall be reserved for the granting of Options or Stock Appreciation Rights pursuant to the Plan and for issuance and sale pursuant to such Options or rights 5,400,000 shares of Common Stock. To determine the number of shares of Common Stock available at any time for the granting of Options or Stock Appreciation Rights, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Options have been granted pursuant to the Plan that are still outstanding or have been exercised. The shares of Common Stock to be issued upon the exercise of Options or Stock Appreciation Rights granted pursuant to the Plan shall be made available from the authorized and unissued shares of Common Stock. If for any reason shares of Common Stock as to which an Option has been granted cease to be subject to purchase thereunder, then such shares of Common Stock against shall be available for issuance pursuant to the exercise of Options or Stock Appreciation Rights pursuant to the Plan. Except as provided in Section 5:03, however, the aggregate number of shares of Common Stock that may be issued upon the exercise of Options and Stock Appreciation Rights pursuant to the Plan shall not exceed 5,400,000 shares, and no more than 5,400,000 Stock Appreciation Rights shall be granted pursuant to the Plan.

                                    * * * * *

      Other than the increase in the number of shares of common stock reserved for issuance pursuant to options and the number of stock appreciation rights reserved for grant, and the increase in the maximum number of options or stock appreciation rights that may be granted to an employee in any calendar year, no additional amendments to the plan are contemplated at this time.

      Vote Required. The adoption of the amendment requires approval by a majority of the votes cast at the meeting.

      The Board of Directors recommends a vote FOR the proposed amendment to The Black & Decker 1996 Stock Option Plan.

                              Amended Plan Benefits
                             The Black & Decker 1996
                                Stock Option Plan

      Set forth in the table below are the hypothetical benefits that would be received by or allocated to the persons and groups referenced for the 1996 Plan based on the assumption specified in the footnote to the table. None of the benefits or amounts that actually will be received are determinable at this time.

================================================================================
                                                Hypothetical Stock Option Awards
Name and Position                                       Number of Units*
================================================================================
Nolan D. Archibald
Chairman, President and Chief Executive Officer              100,000

Charles E. Fenton
Senior Vice President and General Counsel                     25,000

Joseph Galli
Executive Vice President                                      50,000

Dennis G. Heiner
Executive Vice President                                      25,000

Thomas M. Schoewe
Senior Vice President and Chief Financial Officer             25,000

Executive Group                                              492,500

Non-Executive Director Group                                      --

Non-Executive Officer Employee Group                         699,150
================================================================================

      * The selection of participants under the plan and the number of shares of common stock subject to options granted thereunder are at the discretion of the Organization Committee. The number of options included in the table is the actual number of options received respectively by these individuals and groups in 1997 under Black & Decker's existing stock option plans.

Proposal to Adopt The Black & Decker Non-Employee Directors Stock Plan

      Black & Decker's Board of Directors has unanimously adopted, subject to approval of Black & Decker's stockholders, The Black & Decker Non-Employee Directors Stock Plan (the "Directors Stock Plan"). As discussed above under the heading "Compensation of Directors," directors who are not full-time employees currently receive cash compensation in the form of an annual retainer and committee and meeting fees, and also receive stock options under The Black & Decker Corporation 1995 Stock Option Plan for Non-Employee Directors. The Directors Stock Plan is intended to promote the long-term growth and financial success of Black & Decker by enabling it to attract, retain, and motivate directors, and to align their interests with those of the stockholders by increasing their proprietary interest in Black & Decker.

      The complete text of the plan is included as Exhibit A to this Proxy Statement.

      Summary of the Directors Stock Plan. Under the terms of the Directors Stock Plan, each director who is not a full-time employee of Black & Decker or any of its subsidiaries will be paid an annual retainer fee consisting of shares of Black & Decker common stock and a cash payment equal in value to the shares of common stock. Committee chairpersons will receive a separate annual retainer for serving as chairperson, which also will be paid one half in shares of Black & Decker common stock and one half in cash. The Board of Directors initially has established the stock portion of the retainer at 500 shares of common stock, with committee chairpersons receiving an additional 50 shares of common stock. No meeting attendance fees are payable under the plan.

      Retainers under the plan will be paid in a single payment upon the election of those individuals entitled to benefits under the plan. Directors who join the Board between annual meetings will be paid a pro rata amount of the retainer based on the number of months that the director will serve until the next annual meeting of stockholders, commencing with the month in which the director first attends a Board meeting. Under the plan, directors may elect to receive the cash portion of their retainer in shares of common stock based on the value of the common stock on the date the retainer otherwise is payable, and also may elect to defer receipt of all or part of the cash portion of the retainer and all or part of the stock portion of the retainer. Amounts deferred under the plan will be credited in equivalent "phantom shares" of Black & Decker common stock, which will be increased from time to time with an amount equal to dividends that would have been received had the phantom shares actually been issued, with such dividends being deemed to be reinvested in shares of common stock.

      The timing, amount and recipients of shares of common stock under the plan are set forth in the plan. Therefore, it requires no discretionary action by any administrative body. Subject to the foregoing, the plan shall be construed, interpreted and, to the extent required, administered by the Organization Committee of the Board. The plan is intended to operate in a manner that exempts grants of stock and any related deferrals or elections under the plan from
Section 16(b) of the Exchange Act.

      The aggregate number of shares of common stock that may be issued under the plan may not exceed 100,000. The number of shares shall be appropriately adjusted by the Board if common stock is affected by a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than quarterly cash dividends) or other distribution, stock split, spin-off or sale of substantially all of Black & Decker's assets. Except pursuant to valid deferral elections, stock may not be issued under the plan more than 10 years after the date of stockholder approval.

      The number of shares of common stock to be received by any one director cannot be determined in advance because it is dependent both on the amount of director's fees payable to the director and the trading price of common stock. For further information regarding the compensation of the directors, see "Compensation of Directors" and "Proposed Changes to Compensation of Directors."

      The Board may alter, amend, suspend or terminate the plan, with or without stockholder approval, except that, if required under Rule 16b-3 of the Exchange Act, provisions of the plan designating eligible persons, specifying the amount of fees payable in the form of stock, and determining the amount and timing of grants may not be amended more than once every six months other than to comply with certain legal requirements.

      Certain Tax Consequences of the Directors Stock Plan. The following discussion of the Federal tax consequences of the Directors Stock Plan is based on the Internal Revenue Code provisions currently in effect, current regulations, and administrative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences on United States citizens and does not consider the potential impact of state tax laws. It is not intended to be a complete discussion of all the United States income tax consequences of the plan or of all of the requirements that must be satisfied to qualify for the tax treatment described. Changes in the law and the regulations may modify the discussion, and, in some cases, changes may be retroactive. In addition, tax consequences may vary depending upon individual personal circumstances and the tax requirements applicable to residents of countries other than the United States.

      Directors who do not elect to defer receipt of all or part of their retainer fees under the Plan will recognize income upon the grant of shares of common stock and the payment of cash fees under the plan. This compensation will be taxable as ordinary income and will be equal to any cash received plus the fair market value of the common stock received. This income will constitute "personal service income" for purposes of Federal income taxes.

      Directors who defer receipt of all or part of the shares of common stock or all or part of the cash payable as retainer fees under the plan will not recognize income at the time of the deferral. Instead, these directors will recognize income when the "phantom shares" of common stock are actually issued to them at the end of the deferral period. At that time, these directors will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares of common stock issued plus cash received, if any. This income also will constitute "personal service income" for purposes of Federal income taxes.

                                New Plan Benefits
                               The Black & Decker
                        Non-Employee Directors Stock Plan

      If the Directors Stock Plan is approved, each director nominee (other than Mr. Archibald) who is elected at the 1998 Annual Meeting of Stockholders, will receive on the date of that meeting 500 shares of common stock and cash equal to the value of 500 shares of common stock, subject to any deferral election or election to receive all of the compensation in shares of common stock. Directors who are elected to serve as chairpersons of committees of the Board of Directors, subject to similar elections, also will receive 50 shares of common stock and cash with a value equal to 50 shares of common stock. The directors as a group will receive the aggregate awards set forth in the following table:

================================================================================
Name and Position                   Dollar Value ($)       Number of Units
--------------------------------------------------------------------------------
Non-Executive Directors Group         $366,763 (1)            3,700 (2)
================================================================================

      (1) The dollar value shown equals the aggregate value of 3,700 shares of common stock issuable under the plan plus the cash portion of the retainer based on the average of the high and low sale price of common stock on the Record Date of $49.5625. The actual dollar value for the award payable under the plan as of the date of the 1998 Annual Meeting of Stockholders will be based on the value of the common stock on that date.
      (2) This amount represents the number of shares issuable to directors and committee chairpersons, assuming no election is made to have the cash portion of the retainer paid in shares of common stock.

      Vote Required. The adoption of the Directors Stock Plan requires approval by a majority of the votes cast at the meeting.

      The Board of Directors recommends a vote FOR adoption of The Black & Decker Non-Employee Director Stock Plan.

Approval of the Selection of Independent Public Accountants

      The Audit Committee recommends and the Board of Directors selects independent public accountants for Black & Decker. The Audit Committee has recommended that Ernst & Young LLP, who served during 1997, be selected for 1998, and the Board has approved the selection. Unless a stockholder directs otherwise, proxies will be voted for the approval of the selection of Ernst & Young LLP as independent public accountants for 1998. If the appointment of Ernst & Young LLP is not approved by the stockholders, the Board will consider the selection of other independent public accountants for 1998.

      At its February 1998 meeting, the Audit Committee reviewed the 1997 non-audit services provided by Ernst & Young LLP and concluded that the non-audit services have not impaired their independence.

      A representative of Ernst & Young LLP is expected to be present at the 1998 Annual Meeting of Stockholders. The representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR the approval of the selection of Ernst & Young LLP as Black & Decker's independent public accountants for 1998.

Stockholder Proposal

      The following stockholder proposal was submitted according to Rule 14a-8 of the Exchange Act. Black & Decker will furnish the name and address of the proponent of the statement, and information concerning the number of shares of common stock that the proponent beneficially owns, promptly upon receipt of any oral or written request.

      Proposal. RESOLVED: That the shareholders of The Black & Decker Corporation urge the board to take the necessary steps to require that an independent director who was not formerly the chief executive of the company serve as chair of the board. The implementation of this proposal would be deferred until the expiration of the existing employment agreement.

      Proponent's Statement in Support of the Proposal. The board's responsibility in scrutinizing management plans may be reduced when the board chair is also the chief architect of the management plan in his or her capacity as chief executive officer. By requiring that the chair be an independent director, the board may be able to bring to bear more critical review of basic management plans.

      Numerous scholars have called for greater distinction between directors and management. An idea parallel to splitting the chair and CEO is naming a "lead" director, an idea championed by attorney Martin Lipton and Harvard Business School Prof. Jay Lorsch. Tyco has such a lead director, Philip Hampton. His role allows "the board to operate independently of management," he explains. Adds Tyco CEO Dennis Kozlowski, "It's a real check and balance."

      Splitting the chair and CEO, I believe, enhances these advantages through more formal acknowledgment that the board will be led by a non-management officer.

      For these reasons, I ask your support for this proposal.

      Black & Decker's Statement in Opposition to the Proposal. The Board of Directors believes that this proposal is not in the best interests of Black & Decker. The current structure is working well, and indeed, the proposal does not require a change at this time. By limiting its options as recommended by the proposal, the Board would be denied the flexibility that may be important in recruiting a chief executive officer in the future. The Board should be free to determine what structure works best from time to time.

      The Board of Directors recommends a vote AGAINST the stockholder proposal.

Stockholder Proposals for the 1999 Annual Meeting of Stockholders

      It is expected that the 1999 Annual Meeting of Stockholders will be held on April 27, 1999. In order to be considered for inclusion in the proxy statement for that meeting, stockholder proposals must be submitted in writing, be received on or before November 3, 1998, and include the full and correct name and address of the stockholder making the proposal and the number of shares of common stock owned. If the shares are not registered in the stockholder's name but are beneficially owned, proof of ownership must be submitted with the proposal. In addition, the stockholder must state in writing his or her intention to appear personally or by proxy at that meeting to present the proposal.

Other Matters

      Management does not know of any other matters that will come before the meeting. If any other matters are properly brought before the 1998 Annual Meeting of Stockholders, or if any of the persons named above as nominees for election as directors should decline or be unable to serve as a director, the holders of the proxies are authorized to vote the shares as they deem advisable and will act according to their best judgment.

      The By-Laws provide that, to be properly brought before the meeting, business must be: (1) specified in the notice of meeting (or any supplemental notice) given by or at the direction of the Board of Directors; (2) otherwise properly brought before the meeting by or at the direction of the Board; or (3) otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, the stockholder must have given written notice that is received by the Corporate Secretary at the principal executive office of Black & Decker, not less than 70 days nor more than 90 days prior to the meeting. In the event that Black & Decker provides less than 80 days' notice or prior public disclosure of the date of the meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder's notice must include: (1) a brief description of each matter of business to be brought before the meeting and the reasons for conducting the business at the meeting; (2) any material interest of the stockholder in the business; (3) the name and address of the stockholder proposing the business; and (4) the number of shares of common stock beneficially owned by the stockholder.

      No business shall be conducted at the meeting except as described above. If the chairman determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting, and the business will not be conducted.

March 3, 1998
Towson, Maryland

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


                                                                       Exhibit A

              The Black & Decker Non-Employee Directors Stock Plan

      1. Purpose of the Plan. Under this Non-Employee Directors Stock Plan of The Black & Decker Corporation, a Maryland corporation (the "Company"), shares of the Company's Common Stock, par value $.50 per share ("Common Stock"), will be issued to participants in partial compensation for their service as directors of the Company. This Plan is designed to promote the long-term growth and financial success of the Company by enabling the Company to attract, retain and motivate directors by providing for or increasing their proprietary interest in the Company and by aligning the economic interests of directors with those of the Company's stockholders.

      2. Definitions. For purposes of this Plan:

            (a) The term "Board" shall mean the Company's Board of Directors.

            (b) The term "Fair Market Value" shall mean, as of any date, and unless the Committee shall specify otherwise, the average of the high and low sale price per share of Common Stock as finally reported in the New York Stock Exchange Composite Transactions for the New York Stock Exchange, or if shares of Common Stock are not sold on such date, the average of the high and low sale price per share of Common Stock as finally reported in the New York Stock Exchange Composite Transactions for the New York Stock Exchange for the most recent prior date on which shares of Common Stock were sold.

            (c) The term "Participant" shall mean any person who on a Payment Date is a member of the Board of Directors of the Company and is not a full-time employee of the Company or a subsidiary of the Company. For purposes of this
Section 2(d), unless the Board provides otherwise, a person shall not be considered an employee solely by reason of serving as Chairman of the Board.

            (d) The term "Payment Date" shall mean the date on which each directors' retainer fees are paid by the Company. Unless the Board specifies otherwise, the Payment Date shall be the date of the Annual Meeting of Stockholders of the Company.

            (e) "Plan" shall mean The Black & Decker Non-Employee Directors Stock Plan, as approved by the Board on February 12, 1998, and adopted by the stockholders at the 1998 Annual Meeting of Stockholders, as the same may be amended from time to time.

            (f) The term "Shares" shall mean shares of Common Stock granted under this Plan.

      3. Effective Date. This Plan shall become effective upon approval at the 1998 Annual Meeting of Stockholders. Shares may not be issued under this Plan after termination of this Plan by the Board, after issuance of all of the Shares authorized for issuance under this Plan or more than 10 years after the date of stockholder approval of this Plan, whichever is earlier. Notwithstanding the foregoing, however, the 10-year limitation shall not apply with respect to Shares held in a deferred account which were deferred within the 10-year period, it being understood that deferred Shares may be issued after such 10-year period in accordance with valid deferral elections made by Participants.

      4. Plan Operation. This Plan is intended to operate in a manner that meets the requirements of a formula plan under Rule 16b-3 (or its successor) adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, this Plan is intended to be self-governing and requires no discretionary action by any administrative body with regard to any transaction under this Plan. Subject to the foregoing, this Plan shall be administered by the Organization Committee of the Board, and all decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all current, future and former Participants. Such Committee may delegate to one or more of its members or to any person or persons such ministerial duties as it may deem advisable. To the extent any provision of this Plan or action taken hereunder fails to so operate under Rule 16b-3, such provision or action shall be deemed null and void and shall be conformed so as to so operate, to the extent permitted by law and deemed advisable by the Board.

      5. Stock Subject to Plan. The maximum number of Shares that may be issued hereunder shall be 100,000, subject to adjustments under Section 6.

      6. Adjustments. If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Board shall make an appropriate adjustment in the number and/or type of shares or securities which may thereafter be issued under this Plan.

      7. Stock Grants. Commencing on the Effective Date, and on each Payment Date thereafter during the term of this Plan, each Participant shall be granted a number of Shares as specified by the Board to be paid in Shares. In addition, a Participant may elect to receive all or any portion of the directors' annual retainer specified by the Board to be paid in cash in Shares under this Plan. If on any date upon which Shares are to be granted or issued under this Plan the number of Shares remaining available under this Plan is less than the number of Shares required for all grants to be made on such date, then any election to receive all or any portion of the cash portion of the directors' annual retainer in Shares shall be void, and a proportionate amount of such available number of Shares shall be granted to each Participant, and in lieu of the Shares that otherwise would be issuable, the Participants shall be paid an amount in cash equal to (a) the difference between the portion of the directors' annual retainer to be paid in Shares less the number of Shares then issued to the Participant, multiplied by (b) the Fair Market Value on that date.

      8. Deferral of Shares. A Participant may elect to defer receipt of all or any portion of the directors' annual retainer under this Plan. This deferral shall be denominated in Common Stock as if the Participant had elected to receive such portion of the directors' annual retainer in Shares, and thereafter such deferral shall be valued in Common Stock. This deferral shall be increased by the value of any dividends declared with respect to Common Stock, which value shall be deemed to be reinvested in Common Stock, based on the Fair Market Value on the record date for such dividends. The aggregate number of shares of Common Stock accumulated on behalf of the Participant under this Plan shall be paid to the Participant in Shares under this Plan, in accordance with an election made by the Participant under rules established for this purpose under the Deferred Compensation Plan for Non-Employee Directors or as otherwise specified by the Organization Committee. Notwithstanding the foregoing, in the event that the deemed reinvestment of any dividends in Common Stock would cause the Company to exceed the maximum of Shares that may be issued under this Plan, the Common Stock attributable to such dividends shall be paid to the Participant in cash based on the Fair Market Value on the date the Participant's deferral otherwise is paid.

      9. Amendment and Termination. The Board may alter, amend, suspend or terminate this Plan, provided that no such action shall deprive any Participant, without his or her consent, of any Shares theretofore issued under this Plan, or deferred under this Plan, and provided further that the provisions of this Plan designating persons eligible to participate in this Plan and specifying the retainer amounts payable to Participants hereunder and the amount and timing of grants under this Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, unless such restriction on amendments to this Plan is not necessary in order for the transactions contemplated by this Plan to be exempt under Rule 16b-3 of the Exchange Act.

      10. Taxes. The Board may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes that it determines are necessary or appropriate in connection with any issuance of Shares under this Plan, and a Participant's rights in any Shares are subject to satisfaction of such conditions. The Company and any affiliate of the Company shall not be liable to a Participant or any other persons as to any tax consequence expected, but not realized, by any Participant or other person due to the receipt of any Shares granted hereunder.

      11. Compliance with Law. Shares shall not be issued under this Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with applicable federal, state or local tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled.

      12. Governing Law; Miscellaneous. This Plan and any rights hereunder shall be interpreted and construed in accordance with the laws of the State of Maryland and applicable federal law. Neither this Plan nor any action taken pursuant thereto shall be construed as giving any Participant any right to be retained in the service of the Company or nominated for reelection to the Board.

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

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
------------------------                            [BLACK & DECKER LOGO HERE]

Annual Meeting
of Stockholders
April 28, 1998

The Black & Decker
Corporation
701 East Joppa Road
Towson, Maryland 21286









HAVE YOU MOVED?

The Black & Decker
  Corporation
Mail Stop TW-266
701 East Joppa Road
Towson, Maryland 21286

Please change my address on the books of The Black & Decker Corporation.

Name of Owner:
--------------------------------------------------------------------------------
(Print name exactly as it appears on Stock Certificate)

From (Old Address):
--------------------------------------------------------------------------------
(Please Print)

To (New Address):
--------------------------------------------------------------------------------
        Street Address            City or Town           State        Zip Code

Date:                      Signature:
--------------------------------------------------------------------------------

Owner should sign name exactly as it appears on Stock Certificate. If this form is signed by a representative, evidence of authority should be supplied.

THIS FORM MAY BE ENCLOSED IN ENVELOPE WITH PROXY CARD

                         THE BLACK & DECKER CORPORATION
                  701 East Joppa Road, Towson, Maryland 21286

          This Proxy Is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Nolan D. Archibald, Alonzo G. Decker, Jr., and Mark H. Willes, and each of them, Proxies of the undersigned, with power of substitution, to vote all shares of common stock of the Corporation that the undersigned could vote if present at the 1998 Annual Meeting of Stockholders to be held April 28, 1998, and at any adjournment or adjournments thereof. The undersigned further gives the Proxies authority to vote according to their best judgment in respect of any other matters properly coming before the meeting.

Election of Directors. Nominees:

N.D. Archibald, N.R. Augustine, B.L. Bowles, M. Candlish, A.G. Decker, Jr.,
A. Luiso, M.H. Willes, and M.C. Woodward, Jr.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                 ---------------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                 ---------------
--------------------------------------------------------------------------------
                   (up arrow) FOLD AND DETACH HERE (up arrow)        |
                                                                     |     0115
[X] Please mark your                                                 -------
    votes as in this
    example.

    This Proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR all of the
Board of Directors' nominees, FOR proposals 2 through 4 and AGAINST proposal 5.
--------------------------------------------------------------------------------
         The Board of Directors recommends a vote FOR the nominees and
                           FOR proposals 2 through 4
--------------------------------------------------------------------------------
FOR     WITHHELD        FOR   AGAINST   ABSTAIN       FOR    AGAINST    ABSTAIN
1. Election of        2. Proposal to amend          3. Proposal to adopt
   Directors,            1996 Stock Option             Directors Stock
   (see reverse)         Plan                          Plan

Vote FOR all nominees, except                       4. Ratification of Ernst &
                                                       Young LLP as
                                                       Independent
                                                       Accountants
----------------------------------------------

                                               ---------------------------------
                                               The Board of Directors recommends
                                               a vote AGAINST proposal 5.

                                                         FOR   AGAINST   ABSTAIN

                                               5. Stockholder Proposal

                                               ---------------------------------
                                               Please sign exactly as name
                                               appears hereon. Joint owners
                                               should each sign. When signing
                                               as attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such.


                                               ---------------------------------

                                               ---------------------------------
                                               SIGNATURE(S)            DATE

                (upper arrow) FOLD AND DETACH HERE (upper arrow)